Exhibit 4.15

(Translation)

Lease Agreement

<Table for Important Contract Terms>

Lessor	Mitsui Fudosan Co., Ltd.			Name	Jinbocho Mitsui Building

Lessee	Internet Initiative Japan, Inc.			Location	105, Kanda Jinbocho 1-chome, Chiyoda-ku, Tokyo

				Structure	Steel-framed, partially reinforced concrete structure

Leased premises			Lease conditions	No. of story	23-story with 3 basement floors and two-story penthouse

			Contract area (m2)	Rent (in yen)		Common-area charge (in yen)		Deposit (in yen)

			(On a wall center	Unit price		Unit price		Unit price
Floor, Room No.		Use	line basis)	(/m2-month)	Monthly amount	(/m2-month)	Monthly amount	(/m2)	Total

23rd floor	No. 2305	Office space	1,125.59	7,865	8,852,765	1,513	1,703,018	112,536	126,669,396
22nd floor	No. 2201	Office space	2,352.63	7,865	18,503,435	1,513	3,559,529	112,536	264,755,570
	No. 2209	Core office space	90.38	5,052	456,600	1,513	136,745	78,780	7,120,136
21st floor	No. 2101	Office space	2,352.63	7,865	18,503,435	1,513	3,559,529	112,536	264,755,570
	No. 2109	Core office space	90.38	5,052	456,600	1,513	136,745	78,780	7,120,136
20th floor	No. 2001	Office space	2,352.63	7,865	18,503,435	1,513	3,559,529	112,536	264,755,570
	No. 2009	Core office space	39.86	5,052	201,373	1,513	60,308	78,780	3,140,171
19th floor	No. 1901	Office space	2,352.63	7,865	18,503,435	1,513	3,559,529	112,536	264,755,570
	No. 1909	Core office space	39.86	5,052	201,373	1,513	60,308	78,780	3,140,171
18th floor	No. 1801	Office space	2,352.63	7,865	18,503,435	1,513	3,559,529	112,536	264,755,570
	No. 1809-1810	Core office space	77.25	5,052	390,267	1,513	116,879	78,780	6,085,755
17th floor	No. 1701	Office space	1,997.96	7,865	15,713,955	1,513	3,022,913	112,536	224,842,427
	No. 1709	Core office space	39.86	5,052	201,373	1,513	60,308	78,780	3,140,171
	Consumption tax				5,949,567		1,154,737

	Total		15,264.29		124,941,048		24,249,606		1,705,036,213

Lease Term	From March 15, 2003 to March 14, 2006				Expenses set forth in Article 7(5)			Over-time air conditioning charge
Deposit payment due	As subscription fee for security deposit by execution of the Subscription for Lease Agreement			372,136,392 yen
	By execution of the Lease Agreement			1,332,899,821 yen
Remarks	Special clauses are applicable

The Lessor and the Lessee enter into the Lease Agreement with respect to the lease of the leased premises set forth in the above Table from the Lessor to the Lessee as follows. In witness whereof, the parties execute this Agreement in duplicate by affixing their names and seals, each party retaining one copy each.

     March 14, 2003

Lessor	Mr. Hiromichi Iwasa Representative Director and President Mitsui Fudosan Co., Ltd.	Lessee	Koichi Suzuki, Representative Director (seal) 13, Kanda Nishikicho 3-chome, Chiyoda-ku, Tokyo Internet Initiative Japan, Inc.

Exhibit 4.15

Lease Agreement

Article 1 (Leased Premises and Contract Area)

     The leased premises (hereinafter referred to as the “Leased Premises”) and the contract area shall be as set forth in the Table for Important Contract Terms (hereinafter referred to as the “Table”) and shown in the drawing attached hereto.

Article 2 (Lease Term)

     The term of this Lease Agreement (hereinafter referred to as the “Lease Term”) shall be as set forth in the Table.

Article 3 (Rent and Common-Area Charge)

1.     The rent and common-area charge shall be as set forth in the Table. Provided, however, that any rent and common-area charge for the period less than a month shall be calculated based on the actual number of days elapsed.

2.     Common-area charges shall be used to pay expenses for various services provided by the Lessee and expenses for maintenance and administration of the common area in the building set forth in the Table (hereinafter referred to as the “Building”).

Article 4 (Security Deposit) (shiki-kin)

1.     The security deposit (shiki-kin) shall be in the amount set forth in the Table, and shall be deposited by the Lessee to the Lessor as described therein.

2.     The Lessor shall not pay any interest on the security deposit.

3.     In the event there is any increase/decrease in the rent, either the Lessor or the Lessee may claim for an increase/decrease in the security deposit in the amount equivalent to six (6) times such increase/decrease in the rent.

4.     During the Lease Term, the Lessee shall not claim to offset its rent or any other obligations owed to the Lessor with the security deposit.

5.     In the event the Lessee fails to pay any rent, common-use charge, expenses set forth in Article 7 or price for contracted works by the due date, fails to pay any other obligations owed to the Lessor or has any compensation obligation, the Lessor may use any or all of the security deposit for such payment.

6.     In the event any or all of the security deposit is used to pay the Lessee’s obligations under the previous Paragraph, the Lessee shall make up for any shortage in the security deposit without delay.

7.     Upon termination of this Lease Agreement (hereinafter referred to as this “Agreement”), the Lessor shall return to the Lessee any security deposit remaining after deducting all obligations owed to the Lessor by the Lessee without delay after the Lessee completely vacates the Lease Premises.

8.     The Lessee shall not assign to any third party its claim to the security deposit nor provide it as security for obligations.

9.     The Lessee shall not entrust to any third party the right to receive the security deposit to be returned under Paragraph 7 above.

Article 5 (Payment Method)

1.     The Lessee’s obligation owed to the Lessor shall be an obligation payable to the Lessor at its place of business.

2.     The Lessee shall pay the rent and common-use charge for the month including the commencement date of the Lease upon execution of this Agreement, and thereafter pay the rent and common-area charge for the following month by the 25th day of each month by automatic transfer to the bank account designated by the Lessor.

3.     With respect to expenses set forth in Article 7, the Lessee shall pay the amount requested by the Lessor by the 25th day of each month by automatic transfer to the bank account designated by the Lessor.

4.     The consumption tax imposed on the Lessee’s obligations owed to the Lessor shall be in the amount to be calculated by the Lessor using the tax rate applicable to respective obligation and requested after adjusting any fraction.

Article 6 (Revision of Rent and Common-Area Charge)

1.     The Lessor and the Lessee may revise the rent and common-area charge upon renewal of this Agreement.

2.     Notwithstanding the preceding Paragraph, the Lessor and the Lessee may revise the rent and common-area charge when they are considered unreasonable in light of the situation arising from any change in commodity prices, taxes and public charges imposed on the land and building, rents of neighboring lands and buildings or administrative expenses for the land and building, or any other economic changes.

Article 7 (Expenses to be Borne by the Lessee)

     The following expenses shall be borne by the Lessee:

(1) Electric charge for panel lights and other facilities within the Leased Premises and expenses for maintenance of panel lights;

(2) Charges for boilers, cold water, use of coolant water, gas and tap water of the facilities installed by the Lessee with the Lessor’s consent;

(3) Expenses for cleaning and care for the Leased Premises (including fixtures and facilities of the Lessee)

(4) Expenses for insecticide and rodenticide within the Leased Premises; and

(5) Expenses set forth in the Table.

Article 8 (Delinquency Charges)

     In the event the Lessee fails to pay the rent, common-area charge and other obligations by the due date, the Lessor may request the Lessee for payment of delinquency charges at the rate of 0.05% per diem (i.e., 18.25% per annum) of the amount in arrears. Provided, however, that the Lessee shall not be exempted from the Lessor’s exercise of the termination right set forth in Article 22 by the payment of such charges.

Article 9 (Method of Use)

1.     The Lessee shall use the Leased Premises for the purpose set forth in the Table.

2.     The Lessee shall observe the management rules attached hereto (hereinafter referred to as the “Management Rules”), which are a collateral contract to this Agreement.

3.     In the event the Lessee intends to use the Leased Premises as a shop, it shall observe the matters set forth in the “Notification of Business Operations” attached hereto, and if it intends to change such notification, the Lessee must obtain the Lessor’s consent in advance.

Article 10 (No Assignment or Sublease of the Lease, No Cohabitation)

1.     The Lessee may not assign or pledge as security any right under this Agreement, nor sublease the Leased Premises with or without consideration.

2.     The Lessee may not transfer any right under this Agreement by business transfer, merger or other means to any person other than the Lessee.

3.     The Lessee may not allow a third party to live with the Lessee in the Leased Premises, to display the name of residents other than the Lessee or to install a telephone or telex line in the name of any person other than the Lessee without prior written consent of the Lessor.

Article 11 (Notice of Change in Registered Matters or Personal Matters)

     The Lessee shall notify the Lessor of the change, if any, in its address, trade name, representative, business object or other matters recorded in the commercial register, or in its personal matters in writing without delay.

Article 12 (Care of Good Manager)

1.     The Lessee shall use the Building (including fixtures and facilities; hereinafter the same) with the duty of care of a good manager.

2.     The Lessee shall not cause trouble for the Lessor, other residents or neighbors.

Article 13 (Compensation for Damage)

     In the event the Lessee causes damage to any third party intentionally or by negligence, it shall compensate such damage.

Article 14 (Fixtures and Facilities Works, etc.)

1.     In the event the Lessee desires to newly establish, add to, remove or modify any fixture and facilities, change their capacity, replace them, or change the original condition of the Leased Premises or the Building, it shall order the construction works thereof in writing to the Lessor (the Lessor, however, may designate any person on its behalf) with its prior approval, and shall bear all the expenses required for such works.

2.     The construction works set forth in the preceding Paragraph shall be conducted within the Lease Term.

3.     Any taxes and public dues imposed on the fixtures and facilities newly constructed or added at the Lessee’s expenses shall be borne by the Lessee regardless of addressee or name.

Article 15 (Repair)

1.     In the event a repair of the Leased Premises and any fixture or facilities becomes or is likely to become necessary due to the destruction, breakdown, wear and tear (including stain; hereinafter the same) thereof, the Lessee shall promptly notify the Lessor to such effect.

2.     Any repair deemed necessary by the Lessor based on the above notice shall be conducted by the Lessor at its expense. Provided, however, that expenses of repair such as re-painting, re-papering or replacing the ceilings, walls and floors in the Leased Premises and of repair incurred for reasons attributable to the Lessee shall be borne by the Lessee.

Article 16 (Indemnification)

     In the event any repair, change, alteration or maintenance (including power and water failure) deemed necessary by the Lessor is conducted and causes any inconvenience or trouble for the Lessee, the Lessor shall not be liable for such inconvenience or trouble.

Article 17 (Entrance and Inspection by the Lessor)

1.     The Lessor or its designee may enter into the Leased Premises and take appropriate measures upon notifying the Lessee thereof in advance, when such action is necessary for the security, management and operation of the Building or the Leased Premises. Provided, however, that such notice is not required when the Lessor cannot notify the Lessee in advance in case of urgency or emergency, or when it is not likely to disturb the Lessee.

2.     With respect to the action set forth in the above Paragraph, the Lessee shall cooperate with the Lessor.

Article 18 (Expiration of the Lease Term and Automatic Renewal)

1.     In the event either the Lessor or the Lessee notifies the other party in writing of its intention not to renew this Agreement at least six (6) months before the expiration of the Lease Term, this Agreement shall terminate on the day when the Lease Term expires.

2.     In the event the notice set forth in the preceding Paragraph is not given at least six (6) months before the expiration of the Lease Term, this Agreement shall be automatically renewed and continue for two (2) years from the day following the expiration of the Lease Term and thereafter.

Article 19 (Termination within the Lease Term)

1.     The Lessee may terminate this Agreement during the Lease Term by giving written notice to the Lessor at least six (6) month before the intended termination date and paying the rent and common-area charge for three (3) months as penalty to the Lessor, apart from the rent and common-area charge set forth in Article 3 Paragraph 1.

2.     The Lessee may not cancel its termination hereof or change the termination date without the Lessor’s consent.

3.     The Lessee may terminate this Agreement with immediate effect by paying the rent and common-area charge for nine (9) months to the Lessor.

Article 20 (Termination before Commencement of the Lease Term)

     In the event the Lessee intends to terminate this Agreement after the execution hereof and before the commencement of the Lease Term, it must pay the rent and common-area charge for nine (9) months to the Lessor. Provided, however, that it shall not prevent the Lessor’s claim for damage against the Lessee.

Article 21 (Succession of Status of the Lessor)

     In the event the Lessor subleases all or part of the Leased Premises to the Lessee under the lease agreement (hereinafter referred to as “Basic Agreement) between the Lessor and an owner of the Leased Premises (including co-owner or partial owner of the Leased Premises), such owner shall succeed to the status of the Lessor under this Agreement upon termination of the Basic Agreement. Provided, however, that the Lessor’s claims against the Lessee before succession shall not be succeeded to by the tenant.

Article 22 (Termination of Agreement)

     The Lessor may terminate this Agreement without any notice in the event the Lessee falls under any of the following items:

(1) When a petition is filed against the Lessee for dissolution, bankruptcy, civil rehabilitation, company arrangement or corporate reorganization, etc.;

(2) When the Lessee is subject to suspension of banking transaction, attachment, provisional attachment, provisional injunction or compulsory execution, etc.;

(3) When the Lessee has failed to pay the rent and common-

area charge or the expenses set forth in Article 7 for three (3) months or more;

(4) When the Lessee violates any provision of this Agreement, the Management Rules or other contract concluded collateral thereto;

(5) When the Lessee conducts any act which would cause a significant loss of credibility for the Lessor; or

(6) When the Lessor deems that there is a significant loss of credibility for the Lessee.

2.     Upon termination of this Agreement pursuant to the preceding Paragraph, the Lessee shall pay the amount equal to rent and common-area charge for nine (9) months to the Lessor. Provided, however, that it shall not prevent the Lessor’s claim for damage against the Lessee.

Article 23 (Extinguishment of Agreement due to Force Majeure)

     In the event all or part of the Building is destroyed or damaged due to natural disasters or other events not attributable to the Lessor nor the Lessee and it becomes impossible to attain the purpose of this Agreement, this Agreement shall necessarily extinguish. Neither the Lessor nor the Lessee shall be liable for the damage suffered therefrom by the other party.

Article 24 (Vacation)

     Upon termination of this Agreement due to such reasons as expiry of the Lease Term, cancellation or termination, the Lessee shall vacate the Leased Premises in accordance with each of the following items:

(1) The Lessee shall, at its own expense, remove fixtures or facilities installed or added to at its own expense and equipment, etc. it owns. The Lessee shall also repair any damage to or wear and tear in the ceilings, walls and floors in the Leased Premises and restore any change, damage, failure, wear or tear in the Leased Premises, fixtures and facilities in connection with special use by the Lessee, and vacate the Leased Premises in their original conditions.

(2) The restoration works mentioned in the preceding Paragraph shall be conducted by the Lessor and expenses thereof shall be borne by the Lessee.

(3) Any Lessee’s item left in the Leased Premises or the Building upon termination of this Agreement shall be deemed as forfeited by the Lessee at such time. In such case, the Lessor may claim for the payment of expenses incurred for removal or disposal thereof to the Lessee.

(4) In the event the Lessee fails to vacate the Leased Premises upon termination of this Agreement, the Lessee shall pay the Lessor twice the amount of the rent and common-area charge for the period starting from the day immediately following the termination date of this Agreement and ending on the date of completion of the vacation, and compensate for any damage suffered by the Lessor due to delayed vacation.

(5) In vacating the Leased Premises, the Lessee shall not make any claim for the refund of expenses spent for the Leased Premises, fixtures or facilities, or for the payment of moving expense, vacation expense or concession money for whatever reasons or purposes. The Lessee shall not make any claim to the Lessor for the purchase of fixtures or facilities installed at Lessee’s own expense in the Leased Premises or the Building.

Article 25 (Representative for the Lessor)

     The Lessor may delegate or entrust part or all of the businesses relating to this Agreement to an affiliate of the Lessor or a third party deemed appropriate by the Lessor.

Article 26 (Jurisdiction)

     Any dispute arising from this Agreement between the Lessor and the Lessee shall be submitted to the Tokyo District Court as the agreed jurisdiction.

Article 27 (Governing Law)

     This Agreement shall be governed by the laws of Japan.

Article 28 (Joint Surety)

1.     In the event the Lessee has a joint surety, such joint surety shall be responsible for performing the Lessee’s obligations against the Lessor under this Agreement (including any renewal or change hereof) jointly and severally with the Lessee.

2.     In case of any change in the joint surety’s address, trade name, representative, business objectives and other entries in the commercial register or personal matters, the Lessee and the joint surety shall notify the Lessor thereof in writing without delay.

3.     In the event the joint surety falls under Article 22, Paragraph 1, Item 1 or 2, or becomes disqualified as the joint surety accepted by the Lessor or unable to act so due to dissolution, death or disappearance, the Lessee shall forthwith appoint another joint surety and obtain the Lessor’s approval therefor.

4.     In the event the status of lessor under this Agreement is succeeded to by the owner of the Leased Premises in accordance with Article 21, the joint surety shall be responsible for such owner.

Article 29 (Confidentiality)

     The Lessor, the Lessee and the joint surety shall not divulge the content of this Agreement to any third party.

Article 30 (Good Faith Consultation)

     Any doubt arising from this Agreement shall be settled upon good faith consultation between the Lessor and the Lessee.

[Special Clause]

Article 1 (Change in Area)

     In the event there is a change in the area set forth in the Table by the commencement date of the Lease Term for reasons of engineering works of the Building such as design or construction, the contract area shall be the area after said change.

Article 2 (Change in Leasable Date)

     In the event the day when the Leased Premises are available (hereinafter referred to as “Leasable Date”) is different from the commencement date of the Lease Term set forth in the Table for reasons of engineering works of the Building such as design or construction, the commencement date of the Lease Term shall be the Leasable Date. When the Lessor confirms that the Leasable Date and the commencement date of the Lease Term are different, the Lessor shall promptly notify the Lessee thereof and explain the circumstances therefor.

Article 3 (Measures regarding Payment of Rents)

1.     Notwithstanding the provisions of Article 5, Paragraph 2 of the Agreement, the total of the rent and common-area charge for the period starting on the commencement date of the Lease Term and ending on July 14, 2003 for the office space (including the core office space) shall be calculated at a unit price of ¥1,500/m2 per month (excluding consumption tax).

2.     Based on the provisions of Article 3, Paragraph 1 of the Special Clause, the Lessee shall bear the expenses set forth in Article 7 of the Agreement for the period mentioned above.

Article 4 (Restoration to Original Condition)

     With respect to details of the restoration works set forth in Article 24 of the Agreement, the Lessor and the Lessee shall, upon consultation and confirmation of the works conducted by the Lessee, enter into a memorandum on such restoration works.

Article 5 (Installation of Facilities)

     The Lessee may install the following facilities to such extent, of content and specifications as approved by the Lessor. The Lessee shall bear the expenses for such installation and be responsible for restoration, and pay an installation fee to the Lessor. For details, the Lessor and the Lessee shall enter into a “Facilities Installation Agreement”.

(1) An emergency motor; and

(2) Facilities desired by the Lessee and approved by the Lessor other than the above.

Article 6 (Use of Facilities)

1.     The Lessee may use the following facilities with approval of the Lessor, and shall pay a usage fee to the Lessor. The Lessee shall bear the expenses for changing the original condition, if any, and be responsible for restoration. For details, the Lessor and the Lessee shall enter into an agreement on the use of each facility.

(1) Refreshment corner on each floor; and

(2) Facilities desired by the Lessee and approved by the Lessor other than the above.

2.     As to the refreshment corner mentioned in Item (2) above, the Lessee shall pay a monthly usage fee of ¥3,000/m2 to the Lessor.

Article 7 (Rent and Common-Area Charge)

     The provisions of Article 6, Paragraphs 1 and 2 of the Agreement shall be read as follows:

“1. The Lessor and the Lessee may, upon mutual consultation, revise the rent and common-area charge upon renewal of this Agreement.

2.     Notwithstanding the preceding Paragraph, the Lessor and the Lessee may, upon mutual consultation, revise the rent and common-area charge when they are considered unreasonable in light of the situation arising from any change in commodity prices, taxes and public charges imposed on the land and building, rents of neighboring lands and buildings or administrative expenses for the land and building, or any other economic changes.”

Article 8 (No Assignment or Sublease of the Lease, No Cohabitation)

     The provisions of Article 10, Paragraphs 1 and 2 of the Agreement shall be read as follows:

“1. The Lessee may not assign or pledge as security any right under this Agreement, nor sublease the Leased Premises with or without consideration without prior written consent of the Lessor.

2.     The Lessee may not transfer any right under this Agreement by business transfer, merger or other means to any person other than the Lessee without prior written consent of the Lessor.”

Article 9 (Indemnification)

     The provisions of Article 16 of the Agreement shall be read as follows:

“In the event any repair, change, alteration or maintenance (including power and water failure) deemed necessary by the Lessor is conducted and causes any inconvenience or trouble for the Lessee, the Lessor shall not be liable for such inconvenience or trouble. Provided, however, that the Lessor shall notify the Lessee in advance and consult with the Lessee including related parties so as to minimize the inconvenience or trouble for the Lessee.”

Article 10 (No Termination and Termination within the Lease Term)

1.     Notwithstanding the provisions of Article 19 of the Agreement, the Lessee may not terminate this Agreement for the period limited to March 15, 2003 to March 14, 2006.

2.     The provisions of Article 19, Paragraphs 1 and 3 shall be read as follows:

“Article 19, Paragraph 1:

     The Lessee may terminate this Agreement during the Lease Term by giving the following written notice to the Lessor:

(1) At least six (6) months before the intended termination date in case a total of the Leased Premises areas to be returned at the same time is less than four (4) floors; or

(2) At least twelve (12) months before the intended termination date in case a total of the Leased Premises areas to be returned at the same time is four (4) floors or more.

Article 19, Paragraph 3:

     The Lessee may terminate this Agreement with immediate effect by paying the following amount equal to rent and common-area charge to the Lessor.

(1) The amount equal to rent and common-area charge for six (6) months in case a total of the Leased Premises areas to be returned at the same time is less than four (4) floors; or

(2) amount equal to the rent and common-area charge for twelve (12) months in case a total of the Leased Premises areas to be returned at the same time is four (4) floors or more.”

3.     With respect to the preceding Paragraph, the Lessee may not make an offer of pre-notice of termination or immediate termination for a period of three (3) months starting from the month following the month when such pre-notice is made or immediate termination is notified as the first month.

Article 11 (Addition of leased premises)

1.     In the event that the lease agreement for leased premises in the Building entered into by and between the Lessor and Asia Internet Holding K.K. (hereinafter referred to as “AIH”) is terminated, and that this Agreement remains effective, the leased premises under the agreement of AIH shall be added to those of this Agreement. The Lessee shall not bear all obligations arising from the agreement with AIH by the said addition of leased premises.

2.     Matters not settled by the provision of the preceding Paragraph shall be settled upon consultation between the Lessor and the Lessee.

Article 12 (Termination before Commencement of the Lease Term)

     The provisions of Article 20 of the Agreement shall be read as follows:

     “In the event the Lessee intends to terminate this Agreement after the execution hereof and before the commencement of the Lease Term, it must pay the amount equal to rent and common-area charge for twelve (12) months as penalty to the Lessor. Provided, however, that it shall not prevent the Lessor’s claim for damage against the Lessee.”

Article 13 (Representative for the Lessor)

     The provisions of Article 25 of the Agreement shall be read as follows:

     “The Lessor may delegate or entrust a third party deemed appropriate by the affiliate of the Lessee or the Lessee part or all of the businesses relating to this Agreement. In such case, the Lessor shall notify the Lessee to this effect before said third party starts the business.”

Article 14 (Joint Surety)

     The provisions of Article 28 of this Agreement shall be deleted in its entirety.

Management Rules

(Matters to be Reported)

Article 1 The Lessee shall give the following reports to the Lessor upon moving in using the form designated by the Lessor. In addition, if there is any change in any of the matters reported, the Lessee shall promptly give the Lessor notice of change.

(1)     Report of appointment of fire prevention managers

(2)     Report of emergency contact details

(3)     Report of appointment of key handlers

(Prohibited Matters)

Article 2 The Lessee shall not undertake the following actions in the Building:

(1)     To bring into or house in the Building any explosive or ignitable objects or other dangerous objects, unsanitary objects, or objects emitting loud noises or bad odor;

(2)     To bring into and keep in the Building any animals and so forth;

(3)     To smoke in non-smoking areas;

(4)     To discard or leave cigarette butts, waste paper, garbage or similar objects in any place other than the places designated by the Lessor;

(5)     To use open fire (electric heaters, oil heaters, electric radiators and so forth) in the Building;

(6)     To prevent business or work of any other party;

(7)     To lodge in the Building;

(8)     To cook in the Building;

(9)     To place any cars, bicycles or so forth in any place other than the place(s) designated by the Lessor;

(10)     To go out on the roof at times other than emergencies;

(11)     To open any smoke exhaust in situations other than fires;

(12)     To leave the Premises without putting out lights;

(13)     To leave the Premises without locking all windows and doors;

(14)     To leave the Premises before the security goes on duty;

(15)     To leave the Premises without turning off electric appliances or otherwise without taking hazard prevention measures;

(16)     To leave any objects or install or post any signboards, advertisements, bulletin boards, photographs or so forth in any place other than the Leased Premises

(17)     To install or post any signboards, advertisements, bulletin boards, photographs or so forth on any window panes (except the show windows and so forth approved by the Lessor) in the Leased Premises; and

(18)     To violate any matter notified to the Lessee by the Lessor out of the necessity for the maintenance of safety and appearance of the Building or the maintenance and operation of the Building.

2.     The Lessee shall not leave the Leased Premises unused for a period longer than two (2) months without the Lessor’s prior written approval.

(Bringing in of Heavy Objects)

Article 3 If the Lessee intends to bring any heavy object into the Building, the Lessee shall obtain Lessor’s prior written consent.

(Handling of Keys and Cards)

Article 4 If the Lessee wishes to obtain copies of keys or cards leased out by the Lessor, the Lessee shall lease such copies from the Lessor and shall not allow any party other than the Lessor to copy such keys or cards.

2.     All costs and expenses for the manufacture of the copies mentioned in the previous Paragraph shall be borne by the Lessee.

3.     If the Lessee loses any key or card leased out by the Lessor, the Lessee shall immediately submit a loss report to the Lessor.

4.     Where the previous Paragraph applies, all costs and expenses for the exchange of keys and the manufacture of new keys or cards shall be borne by the Lessee.

(Compliance with Building Use Guide)

Article 5 If the Lessee prepares a “Building Use Guide” separately from these Management Rules, the Lessee shall comply with the contents of such guide.

(Compliance with Cautions)

Article 6 If the Lessor newly provides rules and/or cautions other than these Management Rules out of the necessity for management of the building and notifies the Lessee of such rules and/or cautions or posts them at appropriate places, the Lessee shall comply with such rules and/or cautions.

(Compliance Obligation)

Article 7 The Lessee shall have the obligation to ensure that its employees, contractors, visitors or other parties involved comply with these Management Rules.